1 Scope and Purpose

The purpose of the Benchmark Electronics, Inc. (“Benchmark”) Code of Conduct Policy (the “Policy”) is to set guidelines for employee conduct and to inform all employees, officers and directors of their responsibilities in this regard.  The success of Benchmark’s business is dependent on the trust and confidence it earns from its employees, customers and shareholders.  Benchmark gains credibility by adhering to its commitments, displaying honesty and integrity and reaching company goals solely through honorable conduct.  It is easy to say what the company must do, but the proof is in the actions.

This Policy applies to employees, officers and directors of Benchmark and its subsidiaries and affiliates worldwide.  Management has the added responsibility for demonstrating, through their actions, the importance of this Policy.  In any business, ethical behavior does not simply happen; it is the product of clear and direct communication of behavioral expectations, modeled from the top and demonstrated by example.  To make this Policy work, managers must be responsible for promptly addressing ethical questions or concerns raised by employees and for taking the appropriate steps to deal with such issues.

2 References

The Company’s intranet provides access to various policies that support guidelines set forth in this Code of Conduct Policy, to include, but not limited to: Insider Trading policy, Whistleblower policy, Harassment policy and Benchmark Company Helpline, Open Door policy, EEO policy.

If you have questions about your ethical responsibilities, you may seek guidance on a confidential basis by using the Company Helpline.  To access the helpline dial any of the numbers indicated in the Employee Helpline posted on the Company’s intranet.  If no one answers your call, please leave a message and a representative will call you as soon as possible.

3 Definitions

None

4 Requirements

4.1 General

Personal integrity is an essential ingredient of each employee’s job.  Benchmark employees have to maintain a reputation for honesty and integrity in order to keep the trust and confidence of the public and the customers Benchmark serves worldwide.  The only way to do this is through the actions of individual employees - people who, through the years, have built Benchmark’s reputation for honesty and integrity.  To sustain this reputation, all employees must conduct themselves according to the highest ethical standards.

The overriding principles that employees must adhere to are:

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Do not participate in any dishonest, destructive, or illegal acts of any kind, including those against Benchmark’s products, services, property, or property entrusted to Benchmark, company assets, customers, or other employees.

•	Do not use employment with Benchmark or Benchmark’s name to further personal interests.

•	Do not attempt to justify an illegal or dishonest act by claiming it was directed by a superior, and don’t direct fellow Benchmark employees to commit such acts in performing their duties.

•	Observe all laws and regulations that apply to Benchmark’s business activities.

•	Do not deviate from Benchmark policies, rules, or procedures, even if doing so might appear to be to Benchmark’s advantage.

•	Promptly alert your supervisor or your Human Resources Department whenever any dishonest, destructive, or illegal act is observed, learned, or even suspected.

•	Cooperate with Benchmark management when alleged misconduct is being investigated.

•	Comply with company rules involving the use of visible identification cards, package inspection, personal property registration, and other rules for protecting employees, information, and assets.

•
Violations of this Policy or commission of dishonest or illegal activities on Benchmark premises or while conducting Benchmark business may result in disciplinary action up to and including dismissal - even for the first offense in appropriate circumstances - and civil or criminal prosecution by Benchmark.  The fact that an illegal or dishonest act or prohibited act may be considered minor in nature will not be justification for the mitigation of any disciplinary or legal action taken by Benchmark.

Several key questions can help identify situations that may be unethical, inappropriate or illegal. Employees can ask themselves the following questions:

•	Does what I am doing comply with Benchmark’s guiding principles, this Policy and other company policies?

•	Have I been asked to misrepresent information or deviate from normal procedure?

•	Would I feel comfortable describing my decision at a staff meeting?

•	How would it look if it made the headlines?

•	Am I being loyal to my family, my company and myself?

•	What would I tell my child to do?

•	Is this the right thing to do?

4.2 Nondiscrimination

Benchmark’s policy is to provide equal opportunity to all employees.  Employees are not permitted to discriminate within the meaning of applicable law in recruiting, hiring, terminating, promotions, salary treatment, or any other condition of employment or career development, or to harass employees or individuals with whom Benchmark does business, on the basis of race, color, religion, national origin, sex, age, disability, sexual preference or orientation, marital status, or status as a special disabled veteran of the Vietnam Era or any other unlawful basis.

Sexual harassment is a form of employee misconduct which undermines the integrity of the employment relationship.  It is Benchmark’s policy to provide and maintain a work environment that is free of illegal discrimination, including sexual harassment.  For more information, see the Harassment Policy located on the Company’s intranet as described in Section 2, above.

If you have a complaint of discrimination or harassment, report it to your supervisor.  If this is not appropriate, seek the assistance of your Human Resources Manager/Human Resources Rep.  Where investigation confirms the allegations, Benchmark will take prompt corrective action.

4.3 Personal Conduct

One of the most essential ingredients in proper personal conduct is integrity.  It is a matter of being honest with Benchmark’s time and property.  Among other things, it means:

•	Reporting to work promptly as scheduled.

•	Doing a full day’s work every day. Employees should not waste company time or abuse it to handle personal activities or make personal phone calls.

•	Keeping absences from scheduled work to a minimum, and when an absence is unavoidable, promptly notifying supervision and accurately reporting the reason.

•	Handling all customer contacts with the highest standards of professionalism and courtesy.

•	Not illegally using, possessing, distributing, transporting, selling, purchasing, or transferring controlled substances or drugs.

•	Not being intoxicated on company premises, while conducting company business or driving company vehicles.

•	Not consuming or possessing alcoholic beverages on company premises.

•	Not fighting on the job or on company premises.

•	Not possessing firearms, weapons, or explosives on company premises.

•	Not using rude, abusive, or obscene language with a customer or fellow employee.

•	No theft or other unauthorized use of company property or assets.

4.4 Conflict of Interest

The fundamental rule is that employees in their business dealings must never be influenced, or even appear to be influenced, by personal interests.  Employees should avoid any relationship or activity that might impair, or even appear to impair, their ability to make objective and fair decisions when performing job responsibilities.  At times, employees may be faced with situations where the business actions taken on behalf of the company may conflict with their own personal or family interests, because the course of action that is best for them personally may not also be the best course of action for Benchmark.  Employees owe a duty to Benchmark to advance its legitimate interests when the opportunity to do so arises.  Employees should never use Benchmark property or information for personal gain or personally take for themselves any opportunity that is discovered through their position with Benchmark.

Employees are expected, both on and off the job, to support Benchmark’s efforts to succeed in the worldwide marketplace.

Employees are not permitted to compete with Benchmark.  They may not assist others to compete with Benchmark, and they may not use their position with Benchmark, Benchmark’s or its customers’ Proprietary Information, or its relationship with customers for personal gain or benefit.

Benchmark’s policy concerning suppliers is to award business solely on merit, at the lowest reasonable price, and, wherever practicable, on a competitive basis.

Basic points to keep in mind are:

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Have no relationship, financial or otherwise, with any supplier or competitor that might be construed as a conflict of interest, or that might even appear to impair your judgment on behalf of the company.

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Never accept or solicit, even indirectly, gifts, loans, “kick-backs,” special privileges, services, benefits, or unusual hospitality.  This does not apply to unsolicited promotional materials of nominal monetary value of a general advertising nature, such as imprinted pencils, memo pads and calendars.  Determining when hospitality is “unusual” is a matter of degree.  Acceptance of a meal or entertainment should be, when practical, on a reciprocal basis.  Generally, any extensive hospitality appropriate for special events, such as trade shows, where company business may be conducted is acceptable.  You should report invitations to any such events to your supervisor for concurrence in your acceptance of the invitation.

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Report gifts other than promotional materials of nominal value (nominal value is generally defined as the less the equivalent of one day of the employee’s pay) promptly to your supervisor and then return them to the donor, if possible, or dispose of them in another appropriate manner.  Items which exceed these guidelines must be returned to the sender.

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Do not give inappropriate gifts or provide unusual hospitality to customers, potential customers or their employees that will unfairly influence their purchasing decision.  For example, do not give expensive gifts that could be construed as a bribe or a reward for purchasing from Benchmark.

•	Comply with laws and regulations governing relations between government customers and suppliers. These laws and regulations may prohibit or modify marketing activities used with other customers.

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Do not in any way assist competitors.  Specifically do not assist anyone outside the business in the planning, design, manufacture, sale or purchase of any competitors’ products or services.  Do not communicate priority business information to former employees of Benchmark who are currently employed by our competitors or to other third parties including on public website and blogs.  Do not become involved in activities or businesses that compete with Benchmark activities or business.

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Avoid any outside activity that could adversely affect the independence and objectivity of your judgment, interfere with the timely and effective performance of your duties and responsibilities, or that could discredit Benchmark or conflict, or appear to conflict, with Benchmark’s best interests.  Since each employee’s primary obligation is to Benchmark, any outside activity, such as a second job or self-employment, must be kept totally separate from employment with Benchmark.  Unless expressly authorized by Benchmark, no outside activity should involve the use of company time, its name, or its influence, assets, funds, materials, facilities, or the services of other employees.

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Don’t undertake any activity that is aimed at, or that could reasonably have the effect of, retarding the success of Benchmark in the marketplace.  Avoid any actions inconsistent with this commitment to help Benchmark succeed, such as suggesting that customers or potential customers refrain from dealing with Benchmark, or deal with a competitor instead of with Benchmark.

If actual, or even a potential, conflict of interest develops, it must be reported promptly to your supervisor, who must consult with the Legal Department.

4.5 Outside Directorships

Although your activities outside Benchmark are not necessarily a conflict of interest, a conflict could arise depending upon your position within Benchmark and Benchmark’s relationship with your other activity.  Outside activities may also be a conflict of interest if they cause you, or are perceived to cause you, to choose between that interest and the interests of the Company.  The Company recognizes that the guidelines in this Section are not applicable to directors that do not also serve in management positions at Benchmark (“Outside Directors”).

Employees of Benchmark may not serve as directors of any outside business organization unless such service is specifically approved in writing by senior management.  There are a number of factors and criteria that Benchmark will use in determining whether to approve an employee’s request for an outside business directorship.  For example, directorships in outside companies are subject to certain legal limitations.  Directorships in outside companies should also satisfy a number of business considerations, including (1) furthering the interests of Benchmark, and (2) not detracting in any material way from the employee’s ability to fulfill his or her commitments to Benchmark.  Benchmark will also take into consideration the time commitment and potential personal liabilities and responsibilities associated with the outside directorship in evaluating requests.

4.6 Proprietary Information

In today’s competitive environment, protecting Benchmark’s intellectual property and Proprietary Information is more important than ever before.

“Proprietary Information” is any information or knowledge created, acquired, or controlled by Benchmark that Benchmark has determined should not be published or released to others.  It includes, but is not limited to, financial records, customer names and programs, unannounced products and services, technical information, sales and marketing data, and employee records.  Benchmark also regards as Proprietary Information the information of others that it is obligated to maintain in confidence.  What is key about this information is that its unauthorized release or disclosure could cause Benchmark the loss of a critical competitive advantage, could hurt relationships with customer, breach contractual covenants, or could embarrass or harm fellow employees.

Each employee (as an originator, custodian, user, or recipient of Proprietary Information) must ensure that company information under his or her direction and/or control is properly identified and/or safeguarded according to its proprietary nature in accordance with Benchmark instructions.

Benchmark may properly come into possession of such information in a number of ways, most often as a result of an agreement with the owner of the information which restricts the way in which the information may be used.  The terms and conditions of any such agreement must be strictly followed.  In addition, employees must be especially careful of the circumstances under which they are offered, or received, such information; whether it is being offered to them with restrictions on its use, and how they plan to use it.  Before agreeing to accept the Proprietary Information of others with any restrictions, they should contact the Legal Department to review the terms under which it is being offered.  They should also contact the Legal Department immediately if they believe there is a chance that they might be receiving the information as a result of a breach of confidence, or an improper or illegal act, or under any other circumstances that might call into question the propriety of their actions in the matter.

Access to Proprietary Information is limited to authorized persons with a “need to know.”  Disclosure to others and the receipt of the Proprietary Information of others should only be made where there is a valid business need and then only as specified in Benchmark policies, procedures and instructions.  Of course, company information should not be used for personal benefit or other non-company purposes.

When employees leave Benchmark, all documents and records containing Proprietary Information must be turned in or returned to Benchmark.  Even after employment ends, former employees have a continuing obligation to safeguard this information.

Questions on whether information is proprietary, and the conditions under which it can be released, should be directed to the Legal Department.  Any compromise, or even suspected compromise, of any such information should be immediately reported to the Human Resources organization.

4.7 Computer Systems

Computer systems and the information they contain, control, transmit, or process are essential for Benchmark’s daily operations.  They help provide products and services to customer, maintain vital records, collect revenues, and process information necessary for internal operations and development.

Employees are responsible for ensuring that computer systems and the information they contain are adequately safeguarded against damage, alteration, theft, fraudulent manipulation, and unauthorized access or disclosure.  Even though the data processed and stored in a computer may appear to be intangible, it still must be protected as a company asset, and properly identified and safeguarded according to its proprietary and/or critical nature.  Passwords or other procedures used to access or transmit computerized data must be selected, controlled, and safeguarded to ensure that company data is adequately protected.  Ultimately, each employee is responsible for the security of information accessed or modified under his or her password or access procedure.  Also, as a user or manager of corporate data or computer resources, each employee must strictly adhere to the specific security measures and controls that have been established for those data or computer resources.

In order to protect the interests of the Benchmark network and fellow employees, Benchmark reserves the right to monitor or review all data and information contained on an employee’s company-issued computer or electronic device, the use of the Internet or Benchmark’s intranet. Benchmark will not tolerate the use of company resources to create, access, store, print, solicit or send any materials that are harassing, threatening, abusive, sexually explicit or otherwise offensive or inappropriate.

Along with the responsibility for safeguarding the information in Benchmark data bases, employees are responsible for:

•	Obeying all copyright laws and Benchmark policy regarding the reproduction of copyright software.

•	Using licensed computer software only as permitted by the specific license.

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Any personal or other non-business use of a company data communication system or computer system (mainframe, micro, mini, or personal computer) is forbidden, unless expressly sanctioned by supervision.

Violations or suspected violations of computer security measures or controls must be reported to the Benchmark Information Systems organization. Benchmark may be obligated to report certain inappropriate uses of electronics systems to external legal authorities if the Company has reason to believe the employee has utilized Company equipment or systems to engage in behavior that may be a violation of state or federal law, statutes, or regulations.

4.8 Company Records

Company records are critical in meeting Benchmark’s financial, legal and management obligations and must always be prepared and maintained accurately.  Such records include reports, vouchers, bills, time reports, payroll and service records, measurement, performance and production records, and other essential data.

Employees who prepare Company Records should be sure to:

•	Provide accurate and complete information in making all entries.

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Date documents and reports correctly.  No documents may be dated with any date other than the actual date of execution or creation, unless that document clearly states on its face that the date is to be regarded “as of” different date.

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Correctly report items used under any measurement or index plan.  A false or misleading report of measurement data is considered just as serious as falsifying vouchers, financial data or records pertaining to company funds or property.

•	Account accurately for all time worked, work items, expenses, material, tools, vehicles, and other Benchmark property, whether the property is new, used, or deemed worthless.

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Provide, when requested, appropriate documents to auditors.  From time to time, Benchmark may audit all or selected parts of the organization.  Employees are expected to cooperate with any identified auditor, whether internal or external to Benchmark.  Any questions about the role of auditors and the disclosure of company documentation should be directed to the Controller.

Customer and employee records are to be held in confidence and treated as company assets.  As such, they are to be carefully safeguarded and kept current and accurate.  They should be disclosed only upon proper authorization.

Certain company records are maintained according to rules of the Government.  These rules require that certain records be retained for specific periods of time.  Other records and documents may have to be retained in connection with court proceedings, or for other specific business purposes.  Records should, therefore, be destroyed only in accordance with these requirements and with proper company authorization.

4.9 Quality

The mark of a truly world class company is its high level of quality.  With that goal in mind, all aspects of company business should be conducted with Quality of Service as the common denominator for acceptable performance by all employees.  This Policy encompasses everything we do, and includes such areas as:

Manufacturing	Program Management	Procurement
Test	Sales/Marketing	Planning/Scheduling
Facilities/Maintenance	Information Systems	Packing and Shipping
Manufacturing Engineering	Finance	Warehousing
Design Engineering	Human Resources/Training/Safety	Quality Assurance

Compromise of Benchmark’s integrity on this essential issue could lead to a loss of continued employment for individuals within the company, and a loss of benefits from the products and services that Benchmark provides for others.  Therefore, employees are expected to support Benchmark’s commitment to quality, both in the products and services that we provide our customers and in the way that we perform our jobs on a daily basis.

4.10 Company Property

Preventing the loss, damage, misuse, or theft of company property is part of every employee’s job.  It directly affects product costs and corporate earnings.  Some examples of what you are expected to do:

•	Locking desks, offices, and unattended vehicles or facilities.

•	Restricting non-employees’ access to Benchmark premises unless they are on official company business.

•	Disposing of surplus, obsolete, or junked property only when authorized or directed by company instructions.

•	Observing rules regarding identification, package inspection, and personal property registration.

•	Avoiding waste and spoilage when using supplies.

You should never use Benchmark property for personal benefit.  Only with proper authorization may you borrow, take, use, sell, loan, or give away company property.

Only authorized property should be used for Benchmark business.  For example, employee owned or leased motor vehicles or aircraft must not be used for company purposes except as authorized in company instructions.  Benchmark assumes no responsibility for personal property employees may use in the course of their employment.

Benchmark owned, leased, or rented vehicles must be used only for company business.  Use for any other purpose is prohibited except when expressly authorized by your supervisor.  Non-employees should not be transported in Benchmark vehicles, except when authorized for company business or in emergency situations.

Benchmark-issued identification cards are for use by employees in the conduct of company business only.  They belong to Benchmark and must be surrendered upon request of your supervisor.

Employees should promptly report any actual or suspected loss, damage misuse, theft, or destruction of Benchmark property to their supervisor.

4.11 Company Funds

Company funds, including revenues, take many forms:  checks, drafts, money orders, petty cash, or customer payments.  Other items that represent the expenditure of company funds, such as airplane tickets, are also included.

When spending company money or your own for reimbursement later, or when requesting services on Benchmark’s behalf, make sure that Benchmark receives proper value in return, and that the expenditure is for a legitimate business purpose.  Anyone approving or certifying any voucher or bill must have reasonable knowledge that the services or expenses are proper.

Every employee who has control over company funds is personally accountable for them.  Employees are to treat company funds as they would their own.  This means that items purchased, especially for personal consumption during business use (meals, etc.) should be moderate and of the same value that the employee would normally purchase for private consumption.

Some examples of how employees are expected to safeguard company funds follow:

•	Keep an accurate record of funds spent.

•	Use company funds solely for the payment of Benchmark expenses.

Questions on the appropriate use of company funds, or personal funds for company business, should be discussed with your supervisor or the Legal Department.

4.12 Fair Competition and Antitrust Law

Benchmark’s policy is to comply fully with all laws and regulations, domestic and foreign, which apply to it.  The U.S. antitrust laws apply to competition within the U.S. and to some international business transactions by U.S. firms.  Firms like Benchmark, that export or do business in other countries, must also comply with the applicable antitrust laws of those countries.

The objective of the U.S. antitrust laws is to benefit consumers by promoting vigorous competition.  The basic U.S. antitrust statutes are the Sherman, Clayton and Federal Trade Commission Acts.

The Sherman Act prohibits contracts and conspiracies that unreasonably reduce or eliminate competition.  These include agreements between competitors to divide markets, establish prices, or refuse to deal with others.  Employees must avoid:

•	Agreements or understandings with competitors that would establish minimum or maximum prices, divide customers or markets or in any other way lessen competition between Benchmark and its competitors.

•	Agreements or understandings with competitors concerning how or whether to deal with any customer, competitor, or any group of customers or competitors.

Under some circumstances, the Sherman Act also prohibits a company from requiring its customers to buy a product or service they do not want in order to buy one they want, i.e., tying.  A company also may not place certain restrictions on resellers of its products or services.  The Sherman Act also covers monopolies and prohibits, among other things, attempts to obtain or retain monopoly position in a market by using strategies designed to destroy a competitor or to foreclose competition.

The Clayton Act addresses exclusive dealing arrangements, price discrimination, and acquisitions.  The Federal Trade Commission Act generally prohibits unfair or deceptive trade practices.

Failure to comply with these laws can have serious consequences.  Corporations and individuals accused of violating the Sherman Act, for example, may be indicted on felony charges.  Violations may also result in costly damage awards and burdensome injunctive orders.

Benchmark’s competitive efforts must rely on the merits of its products and services.  Employees should concentrate on anticipating and satisfying the needs of our customers, and should not seek to limit the competitive opportunities of our rivals.  In order to accomplish this, employees should:

•	Never misrepresent the quality, features, or availability of Benchmark products or services or those of its competitors.

•	Never engage in industrial espionage or commercial bribery.

•	Never unlawfully interfere with contracts between a competitor and a customer.

•	Never buy from suppliers, or hint that we will buy from them, on the condition that they use Benchmark products or services.

Antitrust proceedings often involve evidence that is largely circumstantial.  Judges, jurors, and agencies interpreting this evidence are likely to be influenced by appearances.  Consequently, to minimize Benchmark’s exposure to civil and criminal penalties, Benchmark must avoid not only actively engaging in improper competitive practices, but also to avoid inadvertently appearing to engage in such improper practices.

For example, employees should avoid careless language that might incorrectly suggest that we are seeking to eliminate our competitors or to foreclose competition.  Because price-fixing and division of markets is illegal, employees should also not discuss verbally or in public forums such as blogs, chat rooms, bulletin boards, etc. which might be accessed by competitors, such things as costs, prices, terms of sale, production levels or capacity, inventories, marketing plans, distribution arrangements, or procurement arrangements.

4.13 Insider Trading

Until formally released to the public, material information concerning the business plans, projects, successes or failures of Benchmark is considered confidential "inside" information.  Such data does not belong to the individual directors, officers or other employees who may handle it or otherwise become knowledgeable of it.  It is an asset of Benchmark.  For any person to use such information for personal benefit or to disclose it to others outside Benchmark violates Benchmark's interests.  More particularly, in connection with trading in Benchmark's securities, it is a fraud not only against Benchmark, but also against members of the investing public, who suffer by trading in the same market as the insider without the benefit of the confidential information he or she possesses.

Several rigidly enforced, complex laws and regulations are intended to prevent misuse of corporate information by regulating the manner in which securities may be bought and sold.  Particularly important are the "antifraud" rules of the Securities and Exchange Commission ("S.E.C."), which are designed to protect primarily the investing public.

Under the "antifraud" rules, anyone who is in possession of material inside information is an "insider".  This includes not only knowledgeable directors and officers but also non-management employees and persons outside Benchmark (spouses, friends, brokers, consultants and others) who may have acquired the information directly or indirectly through tips, conversation or otherwise.  These rules prohibit insiders from trading in or recommending purchases or sales of Benchmark's securities while such inside information remains undisclosed to the general public.  Note that the rules apply only to "material" inside information.  The inside information you possess is "material" if it is important enough to affect your or anyone else's decision to buy, sell or hold Benchmark's securities.

The insider is allowed to get back into the market or to recommend Benchmark's securities only after the inside information has been publicly disclosed, and then only after a reasonable time has been allowed for the information to be absorbed by the general public.

Benchmark has rigidly defined channels through which data proposed for public release must flow.  No disclosure of inside information that could be material should be made without first consulting and being authorized by an executive officer of Benchmark.

A violation of these rules would have serious, direct consequences for the insider.  A violation, however, also would have serious, indirect consequences for Benchmark - among them, the adverse publicity that inevitably would be related to an "insider trading scandal" involving Benchmark's securities, the resulting disruption of Benchmark's business operations, and the potential loss or diminution of Benchmark's credibility in the trading markets.

The following guidelines are established to help you comply with Benchmark's business conduct policy and avoid the penalties for breach of the federal and state securities laws, as well as the resulting criticism and embarrassment to you and Benchmark:

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Nondisclosure.  You must not disclose material inside information to anyone, except to persons within Benchmark whose positions require them to know it, until it has been publicly released by Benchmark.

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Trading in Benchmark's Securities.  You should not place a purchase or sales order in Benchmark's securities when you have knowledge of material information concerning Benchmark that has not been disclosed to the public.  This includes not only orders for purchases and sales of stock and convertible securities but also options, warrants, puts and calls unless these transactions are automatically pre-scheduled and you have received prior approval from the Board of Directors.  You should wait until the information has been publicly released and the public has had sufficient time to absorb it.  Generally two or three trading days after a press release is made or a report is filed shall be sufficient time for the market to absorb the information.

•
Trading in Other Securities.  You should not place a purchase or sale order in the securities of another corporation the value of which is likely to be affected by past or proposed actions of Benchmark of which you are aware and which have not been publicly disclosed by Benchmark.  For example, it would be a violation of the "antifraud" rules if you learned through Benchmark sources of an action--impending or completed--with another company and then bought or sold stock in the other company because of the likely increase or decrease in the value of its securities.

These rules are complex, and violation of them is serious.  If you have any questions regarding a particular situation, please contact an executive officer of Benchmark, but until your questions are answered, we strongly urge you to take the cautious course and assume that you should not be trading.

4.14 U.S. Foreign Corrupt Practices Act

Benchmark's corporate policy is that its employees comply strictly with the U.S. Foreign Corrupt Practices Act.  This law prohibits payments or offers of payments of anything of value to foreign officials, political parties, or candidates for foreign political office in order to secure, retain, or direct business.  Payments made indirectly through an intermediary, under circumstances indicating a reason to believe that such payment would be passed on for prohibited purposes, are also illegal.  Any employee with a question concerning the propriety of any potential payment should contact the Legal Department.

The law also contains significant internal accounting control and record keeping requirements that apply to our U.S. domestic operations.  Specifically, the law requires that Benchmark’s books and records accurately and fairly reflect all financial transactions in reasonable detail, and that Benchmark’s internal accounting controls provide reasonable assurances that:

•	Transactions are carried out in an authorized manner.

•	Transactions have been reported and recorded so as to permit correct preparation of financial statements and accurate records of assets.

•	Access to assets is in accordance with management’s authorization.

•	Inventories of assets are taken periodically, and appropriate action is taken to correct discrepancies.

All employees are responsible for following Benchmark procedures, including appropriate schedules of authorization and internal accounting controls, for carrying out and reporting business transactions.  Violations of this law can result in fines and imprisonment, or both, for individual employees, as well as significant penalties against Benchmark.  Any questions on interpreting this law, or on the adequacy of Benchmark’s internal accounting controls, should be referred to the Chief Financial Officer or the Legal Department.

4.15 Import/Export Control Laws

United States Import and Export Control Laws govern all imports and exports of commodities and technical data from and to the United States, including items that are hand-carried as samples or demonstration units in luggage.  Benchmark’s policy is to comply fully with the import/export control laws both in the U.S. and internationally.

Failure to comply with these laws could result in the loss or restriction of Benchmark’s importing and exporting privileges, which in turn could damage or even destroy a significant portion of the company’s business.  Violations of these laws can also result in fines and imprisonment for individual employees.  Employees are responsible for understanding whether, and how, the import/export control laws apply to their job activities and for conforming to these laws.

Any questions concerning these laws should be directed to the Legal Department.

4.16 Foreign Economic Boycotts

Benchmark’s policy is to comply strictly with U.S. laws pertaining to prohibited foreign economic boycotts.  These laws prohibit a wide variety of activities connected with such organized boycotts, including:  refusing to do business with boycotted countries, their nationals, or blacklisted companies; furnishing information about Benchmark’s or any person’s past, present, or prospective relationships with boycotted countries or blacklisted companies; furnishing information about any person’s race, religion, sex, national origin, membership, or support of charitable organizations supporting a boycotted country; discriminating against individuals or companies on the basis of race, religion, sex, or national origin; and paying, honoring, or confirming letters of credit containing boycott provisions.  The law also requires that boycotting requests be reported to the U.S. Government.

Violation of these laws can result in fines for Benchmark and fines and/or imprisonment for employees.  Each employee is expected to follow Benchmark practices in boycott matters.  Any questions concerning the boycott laws should be referred to the Legal Department.

4.17 Political Activity/Contributions

Benchmark encourages employees as private citizens to participate in public and civic affairs.  Employees should ensure, however, that no conflict of interest either actual or potential exits between their Benchmark employment and their duties in public or civic affairs, whether elective, appointed, paid or voluntary.

Also, no letter may be sent to a Senator, Representative or other government official on behalf of Benchmark unless prior approval has been secured from the Legal Department.  This coordination is necessary to ensure that important interests of Benchmark are given priority and its influence is not dissipated in minor matters.

Benchmark’s overall policy on political contributions is particularly straightforward.  It prohibits:

•	The use of corporate funds for the support of political parties or candidates not approved by the Board of Directors of Benchmark. No employee is authorized to make or approve such a contribution.

•	Any employee from trying to influence, on behalf of Benchmark, another employee’s decision on support or personal contributions to a political party or candidate.

•	The use of Benchmark facilities (telephones, copiers, etc.) in support of political parties or candidates.

4.18 Health, Safety, and Environment

Benchmark is strongly committed to protecting the environment and to ensuring the health and safety of its employees and others potentially affected by Benchmark activities.  It expects all employees to obey all laws designed to protect health, safety and the environment, to obtain and fully observe all necessary permits, and to be truthful in dealing with regulatory agencies which enforce these laws.  Employees should report any health and safety concerns to their supervisor or manager immediately.

4.19 Media Inquiries

Benchmark is a high-profile company, and from time to time, employees may be approached by reporters and other members of the media.  In order to ensure that we speak with one voice and provide accurate information about the company, all media inquiries must be directed to the General Manager of a division or an Executive of the company.  No one may issue a press release without first consulting with the President or CEO of the company.

4.20 Waivers of the Policy

Any change in or waiver of this Policy for executive officers (including the chief executive officer, chief financial officer, controller or principal accounting officer) or directors may be made only by the Board or a Board committee and will be promptly disclosed as required by law or stock exchange regulation.

4.21 Accounting/Auditing Complaints

The law also requires that we have in place procedures for addressing complaints concerning auditing issues and procedures for employees to anonymously submit their concerns regarding accounting or auditing issues.  Complaints concerning accounting or auditing issues will be directed to the attention of Benchmark’s Audit Committee, or the appropriate members of that committee.  For direct access to Benchmark’s Audit Committee, please address auditing and accounting related issues or complaints to:

Chairman of the Audit Committee
Address
City, State Zip

5 Conclusion

Each employee is responsible for knowing and adhering to the values and standards set forth in this Policy and for raising questions if she is uncertain about company policy.  All reports of conduct in violation of this Policy and requests for clarification or questions of any type pertaining to this Policy may be referred to any of the following:

•	Supervisor

•	Human Resources Organization

•	Chief Financial Officer

•	President

•	Legal Department

Benchmark takes seriously the standards set forth in the Policy, and violations are cause for disciplinary action up to and including termination of employment – even criminal prosecution where applicable. Violations or suspected violations of any provisions of this Policy or its principles, or other Benchmark rules and instructions, must be promptly reported to supervision.

Benchmark’s Policy of Conduct reaffirms the importance of following the highest standards of business conduct.  Adherence to these standards by all employees is the only sure way Benchmark can maintain the confidence and support of the public and its customers.

Each employee is responsible for his or her actions.  For each, integrity is a personal responsibility.  No one may justify an illegal act by claiming it was ordered by someone in higher management.  No one, regardless of rank, is ever authorized to direct an employee to commit an illegal or unethical act.

Retaliation against an employee who, in good faith and with reasonable belief, reports such a violation or suspected violation is strictly forbidden.  If an employee feels he is a victim of retaliation for a good faith report of misconduct, he should contact human resources immediately.

Although Benchmark’s guiding principles can not address every issue or provide answers to every dilemma, they can define the spirit in which Benchmark intends to do business and should guide employees in their daily conduct.  Its contents must be viewed within the framework of Benchmark policies, practices, instructions, and the requirements of the law.  Moreover, the absence of a company practice or instruction covering a particular situation does not relieve an employee from acting ethically.  In addition, this policy in no way modifies or supersedes the at will employment relationship between the company and its employees.